EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS (LOSSES)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSSES)

Consolidated

	Year Ended December 31,
	2009	2008	2007
Weighted average Shares of Common Stock outstanding during the year	5,282,206	5,231,111	5,164,169
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method (1)	—	—	466,694
TOTAL	5,282,206	5,231,111	5,630,863
Net Income (Loss)	$(35,544,473)	$(31,704,468)	$6,399,933
Per Share amount—Primary/Basic	$(6.73)	$(6.06)	$1.24
Per Share amount—Diluted	$(6.73)	$(6.06)	$1.14

Continued Operations

	Year Ended December 31,
	2009	2008	2007
Weighted average Shares of Common Stock outstanding during the year	5,282,206	5,231,111	5,164,169
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method (1)	—	—	466,694
TOTAL	5,282,206	5,231,111	5,630,863
Net Income (Loss)	$(35,544,473)	$(31,046,053)	$6,325,338
Per Share amount—Primary/Basic	$(6.73)	$(5.93)	$1.22
Per Share amount—Diluted	$(6.73)	$(5.93)	$1.12

Discontinued Operations

	Year Ended December 31,
	2009	2008	2007
Weighted average Shares of Common Stock outstanding during the year	5,282,206	5,231,111	5,164,169
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method (1)	—	—	466,694
TOTAL	5,282,206	5,231,111	5,630,863
Net Income (Loss)	$—	$(658,415)	$74,595
Per Share amount—Primary/Basic	$—	$(.13)	$0.01
Per Share amount—Diluted	$—	$(.13)	$0.01

(1)	Diluted loss per share is calculated by using the weighted average common shares outstanding, instead of the diluted weighted average shares outstanding, because they are anti-dilutive. For the year ended December 31, 2009, 70,413 were excluded. For year ended December 31, 2008, 39,089 were excluded.